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                                                                     EXHIBIT 4.2

                                BY-LAW NUMBER TWO


   A By-law respecting the borrowing of money and the issue of securities by
                           GOLDEN STAR RESOURCES LTD.


The directors of the Corporation may from time to time:

(a)     borrow money upon the credit of the Corporation;

(b) issue, sell or pledge debt obligations of the Corporation, including without limitation, bonds debentures, notes or other similar obligations of the Corporation whether secured or unsecured;

(c) charge, mortgage, hypothecate or pledge all or any currently owned or subsequently acquired real or personal, movable or immovable property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any such debt obligations or any money borrowed, or other debt or liability of the Corporation.

(d) delegate to such one or more of the officers and directors of the Corporation as may be designated by the directors all or any of the powers conferred by the foregoing clauses of this By-law to such extent and in such manner as the directors shall determine at the time of each delegation.


This By-law is effective on May 15, 1992 pursuant to the Certificate of Amendment issued to the Corporation on May 15, 1992 under the Act.



/s/ David K. Fagin                          /s/ David A. Fennell
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CHAIRMAN                                    PRESIDENT
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                               BY-LAW NUMBER THREE


    A By-law respecting the borrowing of money and the issue of securities by
                           GOLDEN STAR RESOURCES LTD.


The Directors of the Corporation are hereby authorized from time to time:

(a) to borrow money upon the credit of Corporation in such amounts and on such terms as may be deemed expedient by obtaining loans or advances or by way of overdraft of otherwise;

(b)     to issue or reissue debt obligations of the Corporation;

(c) to pledge or sell such debt obligations for such sums and at such prices as may be deemed expedient;

(d) to mortgage, charge, hypothecate, pledge or otherwise create a security interest in all or any property real and personal, immovable and moveable, undertaking and rights of the Corporation, owned or subsequently acquired, to secure any debt obligations of the Corporation present or future or any money borrowed or to be borrowed of any other debt or liability of the Corporation present or future;

(e) to give a guarantee on behalf of the Corporation to secure the performance of an obligation, of any person present or future;

(f) to delegate to such officer(s), Director(s) or committee of Directors of the Corporation as the Directors may designate all or any of the foregoing powers to such extent and such manner as the Directors may determine.

This By-law shall remain in force and be binding upon the Corporation as regards any party acting on the faith thereof until a copy, certified by the Secretary of the Corporation, of a By-law repealing or replacing this By-law shall have been received by such party and duly acknowledged in writing.

This By-law is effective May 15, 1992 pursuant to the Certificate of Amendment issued to the Corporation on May 15, 1992 under the Act.



/s/ David K. Fagin                          /s/ David A. Fennell
----------------------------------          ------------------------------------
CHAIRMAN                                    PRESIDENT